                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549


                             SCHEDULE 13G


        INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
              UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. 2)*


                       WIND RIVER SYSTEMS, INC.
                       ------------------------
                          (Name of Issuer)


                           COMMON STOCK
                   ------------------------------
                   (Title of Class of Securities)


                           973149 10 7
                          --------------
                          (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages
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CUSIP NO.  973149 10 7               13G                         PAGE 2 OF 4

------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

     Jerry Fiddler
------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) / /
                                                                    (b) / /
------------------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION


     United States
------------------------------------------------------------------------------
NUMBER OF             5    SOLE VOTING POWER

 SHARES                    2,833,461 **
                      --------------------------------------------------------
BENEFICIALLY          6    SHARED VOTING POWER
OWNED BY EACH
                           -0-
                      --------------------------------------------------------
REPORTING             7    SOLE DISPOSITIVE POWER

                           2,833,461 **
                      --------------------------------------------------------
PERSON WITH           8    SHARED DISPOSITIVE POWER

                           -0-
------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,833,461 **
------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.9%
------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
------------------------------------------------------------------------------

** The shares are held by The Fiddler and Alden Family Trust and The Fiddler and Alden 1996 CR Unitrust, of which Mr. Fiddler and his wife are trustees. Both trustees have full voting and dispositive power. One signature can invoke the trust.


                               Page 2 of 4 pages
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ITEM 1.
     (a)  NAME OF ISSUER
          Wind River Systems, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
          1010 Atlantic Avenue
          Alameda, CA 94501

ITEM 2.
     (a)  NAME OF PERSON FILING
          Jerry Fiddler

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 1010 Atlantic Avenue
          Alameda, CA 94501

     (c)  CITIZENSHIP
          United States

     (d)  TITLE OF CLASS OF SECURITIES
          Common Stock

     (e)  CUSIP NUMBER
          973149 10 7


ITEM 3.   NOT APPLICABLE.


ITEM 4.   OWNERSHIP

     (a)  Amount Beneficially Owned
          2,833,461 **

     (b)  Percent of Class
          10.9%

     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct to vote           2,833,461 **
          (ii)  shared power to vote or to direct to vote         -0-
          (iii) sole power to dispose or to direct the
                disposition of                                    2,833,461**
          (iv)  shared power to dispose or to direct the
                disposition of                                    -0-


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not Applicable.


                               Page 3 of 4 pages
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**  The shares are held by The Fiddler and Alden Family Trust and The Fiddler and Alden 1996 CR Unitrust, of which Mr. Fiddler and his wife are trustees. Both trustees have full voting and dispositive power. One signature can invoke the trust.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF A GROUP

          Not Applicable.


ITEM 10.  CERTIFICATION

          Not Applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 13, 1998
                                       -----------------
                                       Date


                                       Wind River Systems, Inc.




                                   BY: \s\  Jerry Fiddler
                                       ------------------
                                       Jerry Fiddler
                                       Director


                               Page 4 of 4 pages